Exhibit 5.2

Infinite Acquisition Corp. 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +1 345 815 1788
E angus.davison@ogier.com

Reference: 427668.00006

2 November 2021

Dear Sirs

Infinite Acquisition Corp. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale of:

(a)
up to 20,000,000 units (together, the Units), each Unit consisting of one Class A Ordinary Share of the Company with a par value of US$0.0001 each (the Ordinary Shares) and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Ordinary Share (the Warrants);

(b)
up to 3,000,000 Units (the Over-Allotment Units), which the several underwriters, for whom Credit Suisse Securities (USA) LLC acts as representative, will have a right to purchase from the Company to cover over-allotments, if any;

(c)	all Ordinary Shares and all Warrants issued as part of the Units and the Over-Allotment Units; and

(d)	all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Over-Allotment Units.

Ogier 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1.  We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (Registrar).

Corporate power

(b)
The Company has all requisite power under its Memorandum and Articles of Association (as defined in Schedule 1) to issue the Ordinary Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents (as defined in Schedule 1)), to execute and deliver the Documents (as defined in Schedule 1) and to perform its obligations, and exercise its rights, under such documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issue of the Ordinary Shares (including the issue of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents); and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Shares

(d)
The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), when issued by the Company upon:

(i)
payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) and in accordance with the Memorandum and Articles of Association; and

(ii)	the entry of those Ordinary Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)
as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction,  and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)
except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)
as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1
This opinion is given for your benefit in connection with the Company.  With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”.

Yours faithfully

/s/ Ogier

SCHEDULE 1

Documents examined

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 29 March 2021 issued by the Registrar.

2	The memorandum of association of the Company filed with the Registrar on 29 March 2021 (the Memorandum).

3	The articles of association of the Company filed with the Registrar on 29 March 2021 (Articles of Association).

4	A Certificate of Good Standing dated 1 November 2021 (Good Standing Certificate) issued by the Registrar in respect of the Company.

5
A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of written resolutions of the directors of the Company passed on 2 November 2021 (the Resolutions).

6	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 2 November 2021 (Register of Writs).

7	The Registration Statement.

8	A draft of the form of the unit certificate representing the Units and the Over-Allotment Units (the Unit Certificates).

9	A draft specimen certificate for Ordinary Shares (the Share Certificates).

10
A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the Warrant Documents and, together with the Unit Certificates and the Share Certificates, the Documents).

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5
Where any document has been provided to us in draft or undated form, such document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of the documents marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7
Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

8
In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

9	Each Document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Enforceability

10
None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands.  In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party of its rights or the performance of its obligations under the Documents contravene those laws or public policies.

11
There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

12
None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights (Relevant Interests) that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (Companies Act) of the Cayman Islands (a Restrictions Notice).

Share Issuance

13	The Ordinary Shares shall be issued at an issue price in excess of the par value thereof.

14
The draft amended and restated articles of association appended to the Registration Statement will be adopted by the Company in accordance with the Articles of Association prior to the date that any Ordinary Shares are issued by the Company.

SCHEDULE 3

Qualifications

Good Standing

1
Under the Companies Act (Revised) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees.  A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2
In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar.  We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3
We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company.  Our opinion on the subject is based on the Companies Act of the Cayman Islands and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands.  Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder.  In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4
In this opinion letter, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made).  Furthermore, we have not conducted a search of the summary court.  Claims in the summary court are limited to a maximum of CI $20,000.